EXHIBIT 21

ANVIL HOLDINGS, INC.

SUBSIDIARIES OF THE REGISTRANT

NAME OF CORPORATION	JURISDICTION OF INCORPORATION

Anvil Knitwear, Inc.	Delaware

Spectratex, Inc.	Delaware

A.K.H., S.A.	Honduras

Estrella Mfg. Ltda., S.A.	Honduras

Star, S.A.	Honduras

Annic, LLC, S.A.	Nicaragua

Livna, Limitada	El Salvador

Anvil GmbH	Germany